Exhibit 107
CALCULATION OF FILING FEE TABLES
FORM S-8
(Form Type)
LivePerson, Inc.
(Exact Name of Registrant as Specified in its Charter)

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share	Rule 457(c) and Rule 457(h)
	LivePerson, Inc. 2018 Inducement Plan, as amended	Rule 457(c) and Rule 457(h)	5,300,000(2)	$1.07	$5,671,000	$0.0001476	$838

	Total Offering Amounts				$5,671,000		$838
	Total Fee Offsets						—
	Net Fee Due						$838

(1)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), the registration statement on Form S-8 (the "Registration Statement") shall also cover any additional shares of common stock of LivePerson, Inc. (the "Registrant") that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant's receipt of consideration that results in an increase in the number of the outstanding shares of the Registrant's common stock.
(2)Represents 5,300,000 additional shares of the Registrant's common stock that were authorized for issuance under the Registrant's 2018 Inducement Plan, as amended.
(3)Estimated in accordance with Rules 457(c) and (h) of the Securities Act, solely for the purpose of calculating the registration fee. The proposed maximum offering price per share of $1.07 was computed by averaging the high and low prices of a share of the Registrant's common stock reported on NASDAQ on March 6, 2024, a date within five business days prior to the date of the filing of this Registration Statement.